Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Forms S-3 No. 333-121910, No. 333-138926 and No. 333-138930) of Five Star Quality Care, Inc., and in the related prospectuses of our reports dated February 28, 2007, with respect to the consolidated financial statements of Five Star Quality Care, Inc.,  Five Star Quality Care, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Five Star Quality Care, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 28, 2007